Exhibit 4.5

Description of the Registrant’s securities

The following summary of the securities of Dynamics Special Purpose Corp. (“we,” “our,” “us” or the “Company”) is based on and qualified in its entirety by the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”).

General

Pursuant to our Amended and Restated Charter, our authorized capital stock consists of 100,000,000 shares of Class A common stock, $0.0001 par value, 10,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all of the information that is important to you.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Other than as described below, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by law. Unless specified in our Amended and Restated Charter or bylaws, or as required by applicable provisions of the Delaware General Corporation Law (“DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor. Prior to our initial business combination, only holders of our Class B common stock will have the right to vote on the election of directors. In addition, prior to the completion of our initial business combination, holders of a majority of our Class B common stock may remove a member of our board of directors for any reason.

Because our Amended and Restated Charter authorizes the issuance of up to only 100,000,000 shares of Class A common stock, if we enter into an initial business combination we may (depending on the terms of such initial business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholder vote on the initial business combination (to the extent we seek stockholder approval in connection with such initial business combination).

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders (being the holders of Class A common stock purchased in our initial public offering) with the opportunity to redeem all or a portion of their public shares upon (i) the completion of our initial business combination, or (ii) a stockholder vote to approve an amendment to our Amended and Restated Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity. Such redemptions, if any, will be made at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established to hold the proceeds of our initial public offering (the “trust account”) as of two business days prior to the consummation of our initial business combination, including interest earned on such funds and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares (and subject to any other limitations described in our Amended and Restated Charter). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission we will pay to the underwriter of our initial public offering. Our sponsor, and each of our officers and directors, have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares, private placement shares (each as described below) and any public shares held by them in connection with the completion of our initial business combination or a stockholder vote to approve an amendment to our Amended and Restated Charter, as described above. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations, even when a vote is not required by applicable law or stock exchange rules, if a stockholder vote is not required by applicable law or stock exchange rules and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our Amended and Restated Charter, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing our initial business combination. Our Amended and Restated Charter requires those tender offer documents to contain substantially the same financial and other information about our initial business combination and stockholders’ redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange rules, or we decide to obtain stockholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting.

However, the participation of our sponsor, officers, directors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give not less than 10 days nor more than 60 days prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our initial stockholders (who have, pursuant to the letter agreement they entered into with us, agreed to vote their founder shares, private placement shares and any public shares they hold in favor of our initial business combination), may make it more likely that we will consummate our initial business combination.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Amended and Restated Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of common stock sold in our initial public offering, which we refer to as the “excess shares”. However, we will not restrict our stockholders’ ability to vote all of their shares (including excess shares) for or against our initial business combination. Our stockholders’ inability to redeem their excess shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such excess shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to their excess shares if we complete our initial business combination. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares, would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, as noted above, pursuant to a letter agreement they entered into with us, our sponsor and each of our officers and directors have agreed to vote their founder shares, private placement shares and any public shares purchased during or after our initial public offering (including in open market and privately negotiated transactions) in favor of our initial business combination. As a result, assuming all outstanding shares are voted, in addition to the founder shares and private placement shares, we would need only 8,267,251, or approximately 35.9%, of the 23,000,000 public shares sold in our initial public offering to be voted in favor of our initial business combination in order to have it approved. Assuming only the minimum number of shares representing a quorum are voted, in addition to the founder shares and private placement shares, we would need 900,876, or approximately 3.9%, of the 23,000,000 public shares sold in our initial public offering to be voted in favor of our initial business combination in order to have it approved. Additionally, each public stockholder may elect to redeem their public shares without voting, and if they do vote, irrespective of whether they vote for or against our proposed business combination (subject to the limitation described in the preceding paragraph).

Pursuant to our Amended and Restated Charter, if we do not complete our initial business combination within 24 months from the closing of our initial public offering or during any extension period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our sponsor and each of our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares held by them if we fail to complete our initial business combination within 24 months from the closing of our initial public offering or during any extension period. However, if our sponsor or any of our officers or directors acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination, subject to the limitations described in our Amended and Restated Charter. Holders of common stock are not subject to further calls on such stock.

Founder Shares and Private Placement Shares

The founder shares (which are shares of Class B common stock not sold in our initial public offering and held by our sponsor) are identical to the shares of Class A common stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares and private placement shares (which are shares of Class A common stock not sold in our initial public offering and held by our sponsor) are subject to certain transfer restrictions, as described in more detail below, (ii) our sponsor and each of our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed

(A) to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares, private placement shares and any public shares held by them in connection with a stockholder vote to approve an amendment to our Amended and Restated Charter (x) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering or during any extension period, or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares and private placement shares held by them if we fail to complete our initial business combination within 24 months from the closing of our initial public offering or during any extension period (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period), (iii) Class B common stock will automatically convert into shares of our Class A common stock at the time of our initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment as described in our Amended and Restated Charter (and below), and (iv) are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our sponsor and each of our officers and directors have agreed pursuant to the letter agreement they entered into with us to vote any founder shares, private placement shares and public shares held by them in favor of our initial business combination.

Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in our initial public offering and related to the closing of the initial business combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon the completion of our initial public offering (excluding the private placement shares), plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with our initial business combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any private placement shares issued to our sponsor, officers or directors upon conversion of working capital loans advanced to the Company (if any)). We cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. Those holders may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the agreement giving effect to our initial business combination; (ii) negotiation with Class A stockholders on structuring an initial business combination; or (iii) negotiation with parties providing financing in connection with our initial business combination which would trigger the anti-dilution provisions of the

Class B common stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of the Company of holders of our Class B common stock, but would reduce the percentage ownership of the Company of holders of our Class A common stock. If such adjustment is waived, the issuance would reduce the percentage ownership of the Company of holders of both classes of our common stock. Holders of founder shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such securities are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, as applicable, including their respective limited partners, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination, or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the private placement shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor) until 30 days after the completion of our initial business combination.

Prior to our initial business combination, only holders of our Class B common stock will have the right to vote on the election of directors. Holders of our public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of our initial business combination, holders of a majority of our Class B common stock may remove a member of the board of directors for any reason. These provisions of our Amended and Restated Charter may only be amended by a resolution passed by a majority of our Class B common stock. With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by law, holders of our Class B common stock and holders of our Class A common stock will vote together as a single class, with each share entitling the holder to one vote.

Preferred Stock

Our Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as at the date on which this exhibit has been filed with the SEC. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Listing of Securities

Our shares of Class A common stock are listed on the Nasdaq Capital Market under the symbol “DYNS.”

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Charter

Our Amended and Restated Charter contains certain requirements and restrictions relating to our initial public offering that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who collectively beneficially own approximately 21.9% of our common stock, will participate in any vote to amend our Amended and Restated Charter and will have the discretion to vote in any manner they choose. Specifically, our Amended and Restated Charter provides, among other things, that:

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if we do not complete our initial business combination within 24 months from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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prior to the consummation of our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account, or (ii) vote on our initial business combination or any pre-initial business combination activity;

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although we do not intend to enter into an initial business combination with a target business that is affiliated with our sponsor, officers or directors, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will, to the extent required by applicable law or based upon the direction of our board of directors or a committee thereof, obtain an opinion from an independent investment banking firm or another entity that commonly renders valuation opinions that such an initial business combination is fair to our Company from a financial point of view;

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if a stockholder vote on our initial business combination is not required by applicable law or stock exchange rules and we do not decide to hold a stockholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the our Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

•	our initial business combination must be approved by a majority of our independent directors;

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our initial business combination must occur with one or more businesses that together have an aggregate fair market value of at least 80% of the net assets held in the trust account (excluding the deferred underwriting fees and taxes payable on income earned in the trust account) at the time of our signing a definitive agreement in connection with our initial business combination;

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if our stockholders approve an amendment to our Amended and Restated Charter (i) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering, or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then-outstanding public shares; and

•	we will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our Amended and Restated Charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of deferred underwriting commissions.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Charter and Bylaws

Our Amended and Restated Charter provides that we will not be subject to Section 203 of the DGCL. However, our Amended and Restated Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years, owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our

Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approved either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our Amended and Restated Charter provides that our sponsor, its members and its other affiliates, any of its respective direct or indirect transferees who hold at least 15% of our outstanding common stock after such transfer, and any group as to which such persons are party, do not constitute “interested stockholders” for purposes of this provision.

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any action arising under the Securities Act. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Our amended and restated certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors or by either our Chief Executive Officer or our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to our Class B common stock.

Class B common stock consent right

For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our Amended and Restated Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.

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